Exhibit 99

NEWS RELEASE

Joint News Release – October 1, 2003

F&M Trust Company

William E. Snell, Jr. -  (717) 264-6116

American Home Bank, N.A.

James Deitch – (717) 537-4301

Lindley Mortgage Company

R. Daniel Lindley – (703) 426-8700

F&M Trust and American Home Bank form Ameribanc Mortgage Group

F&M Trust Company and American Home Bank, N.A., announce the formation of Ameribanc Mortgage Group, LLC.

R. Daniel Lindley of Oak Hill, Virginia, owner of Lindley Mortgage Corporation, is expected to combine operations with Ameribanc Mortgage Group by October 10, 2003.  Once the transaction with Lindley is complete Ameribanc Mortgage Group will be headquartered in Fairfax, Virginia with a major operations center in Camp Springs, Maryland.

The new mortgage company expects to begin offering residential mortgage loans in November 2003.  Ameribanc Mortgage Group will employ 150 employees among its 22 locations primarily serving Virginia and Maryland.

Ameribanc Mortgage Group will offer a variety of mortgage services including conventional, VA/FHA, Alt-A, and second mortgages. Lindley will serve as the President of Ameribanc Mortgage.

“Dan Lindley is a seasoned mortgage lender,” stated William E. Snell, Jr., Pesident and CEO of F&M Trust. “We think that Ameribanc Mortgage will have a significant presence in the Maryland and Virginia markets, and we’re pleased to have some of the best residential lending talent in this area on the Ameribanc team.”

James M. Deitch, President and CEO of American Home Bank, N.A. stated “American Home Bank’s products and technology will enable Dan’s team to increase their significant presence in Maryland and Virginia.  We’re excited to have Ameribanc join the American Home Bank family of companies.”

Lindley has been in the residential mortgage business for more than 30 years, serving most recently as the president of the Mid-Atlantic Division of RBC Mortgage Company, a subsidiary of Royal Bank of Canada.  Lindley guided his region to $750 million in mortgage closings in 2002 and more than $800 million in mortgage closings during the first nine months of 2003.

“I look forward to continued growth with Ameribanc,” reflected Lindley. “We have a great team, a large product offering and an appetite to serve more customers.  Additionally, we look forward to creating joint ventures with top realtors and builders throughout the country.”

Both American Home Bank and F&M Trust will continue to offer mortgage services separately through their respective banks. The banks will provide funding, servicing, and secondary market management for mortgage loans originated by Ameribanc Mortgage Group.

American Home Bank, headquartered in Lancaster, Pennsylvania, has offices in Lancaster and Carlisle and a loan production office in Lewisburg, PA.  American Home Bank was formed in 2001 as a national bank with capital from private investors.  In 2002, the bank purchased Aarrow Mortgage Group and Best Price Mortgage.com.  During 2003, American Home Bank formed Homesale Mortgage, LLC in affiliation with Coldwell Banker Homesale Services Group, purchased Lancaster Mortgage Services Group and launched American Direct Funding.

F&M Trust Company is headquartered in Chambersburg, PA with fifteen community banking offices throughout Franklin and Cumberland Counties in Chambersburg, Carlisle, Shippensburg, and Waynesboro.  The wholly-owned subsidiary of Franklin Financial Services Corporation, F&M Trust was founded in 1906 and has over $540 million in assets.